                                                                    EXHIBIT 3.47

                            ARTICLES OF INCORPORATION

                                       OF

                  COMMUNITY PSYCHIATRIC CENTERS OF TEXAS, INC.

      I, the undersigned natural person of the age of eight years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

                                    ARTICLE I

      The name of the corporation is: Community Psychiatric Centers of Texas, Inc.

                                   ARTICLE II

      The period of its duration is perpetual.

                                   ARTICLE III

      The purpose for which this corporation is organized is to own and operate psychiatric hospitals and related facilities and, in addition, to engage in any other act, activity and/or business for which corporations may be organized under the Texas Business Corporation Act; provided, however, that this corporation shall not transact any business in this state which is prohibited by
Article 2.01-B of the Texas Business Corporation Act, as amended.

                                   ARTICLE IV

      The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) of the par value of One Dollar ($1.00) per share. The corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

                                    ARTICLE V

      The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand and no/100 Dollars ($1,000.00), consisting of money, labor done or property actually received.

                                   ARTICLE VI

      No shareholder of this corporation shall have, by reason of his holding shares of any class of stock of this corporation, any preemptive or preferential right to purchase or subscribe for any shares (including treasury shares) of any class of stock of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other security convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any shares or such notes, debentures, bonds or other security would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or such notes, debentures, bonds or other security either in whole or in part to the existing share-holders of any class.

                                   ARTICLE VII

      All of the corporation's directors and officers and former directors and officers and all persons who may have served at this corporation's request as a director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor, shall be indemnified against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them are made parties, or a party, by reason of being or having been directors or officers or a director or officer of this corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct. The foregoing right to indemnification shall include reimbursement of the amounts and expenses paid or incurred in settlement of any such action, suit or proceeding if settlement thereof or a plea of nolo contendere (or other plea of substantially the same import and effect) in the opinion of counsel for this corporation appears to be in the interest of this corporation. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled by law or under any bylaws, agreement, vote of shareholders or otherwise.

                                  ARTICLE VIII

      The right to cumulate votes in the election of directors and/or cumulative voting by any shareholder is hereby expressly denied.

                                   ARTICLE IX

      The Board of Directors is expressly authorized to adopt, alter and amend the bylaws of the corporation.

                                    ARTICLE X

      The street address of the corporation's initial registered office is:
Republic National Bank Building, Dallas, Texas 75201, and the name of its initial registered agent at such address is C T Corporation System.

                                   ARTICLE XI

      The number of directors constituting the initial Board of Directors is one
(1), and the name and address of the person who is to serve as director until the first annual meeting of the shareholders and until his successor or successors are elected and qualified is:

     NAME                            ADDRESS
     ----                           ---------
James W. Conte               2130 E. Fourth Street
                             Santa Anna, California 92705

                                   ARTICLE XII

      The name and address of the incorporator is:

    NAME                            ADDRESS
    ----                            -------
Robert R. Little        1000 Mercantile Dallas Building
                        Dallas, Texas 75201

      IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of May, 1981.

                                        /s/ Robert R. Little
                                        --------------------
                                        Robert R. Little

THE STATE OF TEXAS   ss

COUNTY OF DALLAS     ss

      I, LINDA KAY HILL, a Notary Public, do hereby certify that on this 18th day of May, 1981, personally appeared before me Robert R. Little, who being by me first duly sworn, declared that he signed the foregoing documents as incorporator and that the statements therein contained are true.

                                        /s/ Linda Kay Hill
                                        ---------------------------------
                                        Notary Public in and for Dallas
                                                 County, Texas.

My commission expires:

      9-19-84

                                       -3-